[CUTLER LAW GROUP LETTERHEAD]

                            January 14, 2002

Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

     Re:     Go  Online  Networks  Corporation

Ladies  and  Gentlemen:

       This office represents Go Online Networks Corporation, a Delaware corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to 750,000 shares by M. Richard Cutler in connection with legal services provided to the Registrant, 1,510,476 shares by Mick Schumacher in connection with financial consulting and accounting services provided to the Registrant, 160,000 shares to Vic Covarrubias for salary deferral and 1,000,000 share to Gary Stines for services (the "Registered Securities.") In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Resale Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                              /s/  Cutler Law Group

                              CUTLER  LAW  GROUP